UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 21, 2007
SENTISEARCH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52320	20-5655648

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1482 East Valley Road
Santa Barbara, California 93108
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 805-684-1830
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On June 21, 2007, SentiSearch, Inc. (the “Company”) entered into a demand promissory note in favor of each of Mr. Frederick R. Adler, Mr. Joseph K. Pagano, D.H. Blair Investment Banking Corp. and Mr. Samuel A. Rozzi (together, the “Lenders”), providing for loans to the Company in the principal amount of $50,000, $50,000, $50,000 and $30,000, respectively, for an aggregate amount of $180,000. The promissory notes accrue interest at Citibank N.A.’s reported prime rate plus 3%, which is due and payable at the time the principal amount of each respective promissory note becomes due. The promissory notes have a maturity date of June 22, 2009. Each Lender may demand the payment of all of the outstanding principal and interest of his or its respective promissory note at any time prior to the maturity date. Further, the Company may prepay all or any portion of the principal or interest on any of the promissory notes on a pro rata basis prior to the maturity date without penalty. Upon the occurrence of certain specified events, the entire outstanding balance of the promissory notes automatically becomes immediately due and payable. The proceeds from the promissory notes will be used for general working capital.
     Each of the Lenders is a beneficial owner of 5% or more of the Company’s common stock. In addition, Mr. Pagano is the Company’s chief executive officer and the chairman of the board of directors, and Mr. Adler is a director of the Company.
     The form of the demand promissory notes is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     The information provided under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits
10.1	Form of Demand Promissory Note

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SentiSearch, Inc.
Date: June 22, 2007	By:	/s/ Joseph K. Pagano
		Name:	Joseph K. Pagano
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit
10.1	Form of Demand Promissory Note